                        AMENDMENT TO CUSTODY AGREEMENT


         Amendment made as of this 17th day of April, 1996 by and between Dean Witter Balanced Income Fund (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated February 15, 1995 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

         Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

         "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

          8. (b) The Custodian shall not be liable for any loss which results from (i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

          8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                                    DEAN WITTER BALANCED INCOME FUND

[SEAL]                              By: /s/ David A. Hughey
                                       ----------------------------
                                        David A. Hughey

Attest:

/s/ Robert M. Scanlan
-----------------------------
Robert M. Scanlan


                                    THE BANK OF NEW YORK


[SEAL]                              By: /s/ Steven Grunston
                                       -----------------------------
                                        Steven Grunston
Attest:

/s/ Vincent Blazewicz
------------------------------
Vincent Blazewicz

                                  SCHEDULE A


COUNTRY/MARKET                          SUBCUSTODIAN
--------------                          ------------
Argentina                               The Bank of Boston
Australia                               ANZ Banking Group Limited
Austria                                 Girocredit Bank AG
Bangladesh*                             Standard Chartered Bank
Belgium                                 Banque Bruxelles Lambert
Botswana*                               Stanbic Bank Botswana Ltd.
Brazil                                  The Bank of Boston
Canada                                  Royal Trust/Royal Bank of Canada
Chile                                   The Bank of Boston/Banco de Chile
China                                   Standard Chartered Bank
Colombia                                Citibank, N.A.
Denmark                                 Den Danske Bank
Euromarket                              CEDEL
                                        Euroclear
                                        First Chicago Clearing Centre
Finland                                 Union Bank of Finland
France                                  Banque Paribas/Credit Commercial de
                                        France
Germany                                 Dresdner Bank A.G.
Ghana*                                  Merchant Bank Ghana Ltd.
Greece                                  Alpha Credit Bank
Hong Kong                               Hong Kong and Shanghai Banking Corp.
Indonesia                               Hong Kong and Shanghai Banking Corp.
Ireland                                 Allied Irish Bank
Israel                                  Israel Discount Bank
Italy                                   Banca Commerciale Italiana
Japan                                   Yasuda Trust & Banking Co., Lt.
Korea                                   Bank of Seoul
Luxembourg                              Kredietbank S.A.
Malaysia                                Hong Kong Bank Malaysia Berhad
Mexico                                  Banco Nacional de Mexico (Banamex)
Netherlands                             Mees Pierson
New Zealnad                             ANZ Banking Group Limited
Norway                                  Den Norske Bank
Pakistan                                Standard Chartered Bank
Peru                                    Citibank, N.A.
Philippines                             Hong Kong and Shanghai Banking Corp.
Poland                                  Bank Handlowy w Warsawie
Portugal                                Banco Comercial Portugues
Singapore                               United Overseas Bank
South Africa                            Standard Bank of South Africa Limited
Spain                                   Banco Bilbao Vizcaya
Sri Lanka                               Standard Chartered Bank

                                  SCHEDULE A


COUNTRY/MARKET                          SUBCUSTODIAN

Sweden                                  Skandinaviska Enskilda Banken
Switzerland                             Union Bank of Switerzland
Taiwan                                  Hong Kong and Shanghai Banking Corp.
Thailand                                Siam Commercial Bank
Turkey                                  Citibank, N.A.
United Kingdom                          The Bank of New York
United States                           The Bank of New York
Uruguay                                 The Bank of Boston
Venezuela                               Citibank N.A.
Zimbabwe*                               Stanbic Bank Zimbabwe Ltd.







*Not yet 17(f) 5 compliant